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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               SCHEDULE 13G
               Under the Securities Exchange Act of 1934
                            (Amendment No. 1)

                            BROWN & BROWN, INC.
              ________________________________________________
                             (Name of Issuer)

                                COMMON STOCK
              ______________________________________________
                       (Title of Class of Securities)

                                115236-10-1
              ______________________________________________
                              (CUSIP Number)

                            February 14, 2000
              ______________________________________________
         (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)
[   ]  Rule 13d-1(c)
[   ]  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

       CUSIP No. 115236-10-1

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   1.  Names of Reporting Persons.

                                   J. Hyatt Brown

I.R.S. Identification Nos. of above persons (entities only).

_____________________________________________________________________


  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  .........................................................

      (b)  .........................................................

______________________________________________________________________

  3.  SEC Use Only..................................................

______________________________________________________________________

  4.  Citizenship or Place of Organization       USA

______________________________________________________________________

Number of Shares Beneficially     5.  Sole Voting Power:
Owned by Each Reporting
Person With
_______________________________________________________________________


   6.   Shared Voting Power:  2,724,456 (shared with spouse)

_______________________________________________________________________


  7.   Sole Dispositive Power:

  8.   Shared Dispositive Power:  2,724,456 (shared with spouse)

_______________________________________________________________________

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  9.  Aggregate Amount Beneficially Owned by Each Reporting Person:

                              2,724,456
_______________________________________________________________________


  10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

________________________________________________________________________

  11.  Percent of Class Represented by Amount in Row (11):    19.9%

________________________________________________________________________

  12.  Type of Reporting Person (See Instructions):   IN

_________________________________________________________________________


Item 1.  (a)  Name of Issuer:  Brown & Brown, Inc.

         (b)  Address of Issuer's Principal Executive Offices:
              220 S. Ridgewood Avenue, Daytona Beach, Florida  32114

Item 2.  (a)  Name of Person Filing:  J. Hyatt Brown

         (b)  Address of Principal Business Office or, if none,
              Residence:  220 S. Ridgewood Avenue, Daytona Beach,
              Florida  32114

         (c)  Citizenship:  USA

         (d)  Title of Class of Securities:  Common Stock

         (e)  CUSIP Number: 115236-10-1

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

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         (a)  [   ]  Broker or dealer registered under section 15 of the
                     Act (15 U.S.C. 78o).

         (b)  [   ]  Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

         (c)  [   ]  Insurance company as defined in section 3(a)(19)
                     of the Act (15 U.S.C.78c).

         (d)  [   ]  Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e)  [   ]  An investment adviser in accordance with
                     Section 240.13d-1(b)(1)(ii)(E);

         (f)  [   ]  An employee benefit plan or endowment fund in
                     accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g)  [   ]  A parent holding company or control person in
                     accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h)  [   ]  A savings associations as defined in Section 3(b)
                     of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)  [   ]  A church plan that is excluded from the definition of
                     an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [   ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.	Provide the following information regarding the
                    aggregate number and percentage of the class of securities of the issuer identified in Item 1.


         (a)  Amount beneficially owned: 2,724,456.

         (b)  Percent of class:   19.9%

         (c)  Number of shares as to which the person has:

              (i)    Sole power to vote or to direct the vote:   ___________.

              (ii)   Shared power to vote or to direct the vote:   2,724,456.

              (iii)  Sole power to dispose or to direct the disposition of:
                     ___________.

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              (iv)   Shared power to dispose or to direct the disposition
                     of:   2,724,456.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).


Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following [   ].

Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                N/A

Item 8.  Identification and Classification of Members of the Group

                                N/A


Item 9.  Notice of Dissolution of Group

                                N/A

Item 10. Certification


                               N/A

                            SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               					February 10, 2000
                                    ________________________
                               					Date

                              					/S/ J. HYATT BROWN
									                          __________________________
                              					Signature

                              					J. Hyatt Brown, Chairman, President & CEO
                                   _________________________________________
                              					Name/Title


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The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

Attention:	Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)